EXHIBIT 12.1

AMC ENTERTAINMENT INC. AND SUBSIDIARES

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

RATIO OF EARNINGS TO FIXED CHARGES

	Pro Forma Actual Year 26 weeks ended September 30, 2004	Actual Quarter 26 weeks ended September 30, 2004	(restated) Actual Quarter 26 weeks ended October 3, 2003	Pro Forma Actual Year 52 weeks ended April 1, 2004	Actual Year 52 weeks ended April 1, 2004	(restated) Actual Year 53 weeks ended April 3, 2003	(restated) Actual Year 52 weeks ended March 28, 2002	(restated) Actual Year 52 weeks ended March 29, 2001	Actual Year 52 weeks ended March 30, 2000
	(In thousands, except ratios)
EARNINGS
Earnings (loss) before income taxes from continuing operations	$8,593	$23,480	$31,679	$(34,247)	$4,117	$(18,462)	$(3,353)	$(135,087)	$(81,247)
Add:Fixed charges (below)	114,793	99,906	91,488	223,414	185,050	182,021	141,693	157,606	136,856
Depreciation on capitalized interest	715	715	678	1,422	1,422	1,239	1,214	1,107	845
Less:Interest capitalized (below)	(439)	(439)	(1,887)	(2,658)	(2,658)	(4,095)	(2,677)	(4,186)	(7,899)
Undistributed (income) loss-Joint Ventures	—	—	—	—	—	(44)	29	2,970	2,065

Earnings for ratio	123,662	123,662	121,958	187,931	187,931	160,659	136,906	22,410	50,620

FIXED CHARGES:
Interest on borrowings	53,784	38,897	31,929	105,327	66,963	65,585	48,015	64,347	54,088
Interest on capital and financing lease obligations	5,005	5,005	5,510	10,754	10,754	12,215	12,745	12,653	8,615
Interest capitalized	439	439	1,887	2,658	2,658	4,095	2,677	4,186	7,899
Estimated interest portion of rental expense (1)	55,565	55,565	52,162	104,675	104,675	100,126	78,256	76,420	66,254

Fixed Charges	114,793	99,906	91,488	223,414	185,050	182,021	141,693	157,606	136,856

FIXED CHARGES IN EXCESS OF EARNINGS	$—	$—	$—	$35,483	$—	$21,362	$4,787	$135,196	$86,236

RATIO OF EARNINGS TO FIXED CHARGES	1.1	1.2	1.3	—	1.0	—	—	—	—

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings.  For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and undistributed equity in losses of joint ventures.  Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)          Used one-third of rent expense on operating leases.